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Exhibit 99.2

        CONSENT SOLICITATION STATEMENT

CONSENT SOLICITATION
relating to the
$150 million of 6 3/8% Senior Notes Due 2013
CUSIP No. 492914AP1
and
$275 million of 8 3/8% Senior Notes Due 2008
CUSIP No. 492914AN6
of
Key Energy Services, Inc.

•
We are soliciting consents from the holders of our outstanding 6 3/8% senior notes due 2013 and 8 3/8% senior notes due 2008, collectively the notes, to amend certain provisions in the indentures governing the notes.

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On March 29, 2004, we announced that we would not timely file our Annual Report on Form 10-K for the year ended December 31, 2003, and that we anticipated write-downs of equipment and goodwill and other intangible assets. We have been engaged in a review and analysis of our assets, especially our equipment. This review will require asset write-downs, which we expect to record in 2003 and one or more years before 2003, thereby requiring restatement of certain prior financial statements. Our restatement process is ongoing. Presently, management estimates the total amount of the asset write-down will be between $165 and $195 million. The final amount of the write-down and the periods to which the write-downs will be allocated will not be known until we complete the process of matching physical assets to our accounting records. Our independent auditors are reviewing that information, and we cannot predict when that review will be completed, or when we will file our financial statements for 2003 and the first three quarters of 2004.

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On July 19, 2004, we received the consent of the holders of the notes to amend certain provisions in the indentures governing the notes to provide us until December 31, 2004 to comply with the financial reporting covenants in the indentures. Each holder that consented also waived all defaults with respect to the financial reporting covenants in the indentures and any and all rights to cause the principal of, and accrued interest on, the notes to be immediately due and payable as a result of such defaults.

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The consents hereunder are being solicited to amend certain provisions in the indentures governing the notes to provide us until March 31, 2005, to comply with the financial reporting covenants in the indentures. Each holder that consents also will be waiving all the defaults with respect to the financial reporting covenants and the indentures and any and all rights to cause the principal of, and accrued interest on, the notes to be immediately due and payable as a result of any such defaults.

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If you are a registered holder of the notes as of the close of business on January 7, 2005, the record date for this consent solicitation, and consent to the proposed amendments before the consent solicitation expires, then on or promptly after the expiration date, and provided that the requisite consents, as defined below, are timely received and accepted in accordance with the terms hereof, you will be eligible to receive a consent payment of $2.50 in cash for each $1,000 principal amount of notes for which approval of the consents are given by you and not revoked. In addition, we will pay or cause to be paid, within three business days of February 1, 2005 and March 1, 2005, to each consenting holder an additional $2.50 in cash for each $1,000 principal amount of consenting notes if we are unable to provide, by either of such dates, the financial information that would have been required to be provided pursuant to the financial reporting covenants under the indentures (absent the amendments to such indentures contemplated by this consent solicitation).

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We will file with the Securities and Exchange Commission, or the Commission, on Form 8-K selected preliminary financial and activity information for each month beginning November 1, 2004, not later than the 50th day after the end of such month, and until such time as we have provided the financial statements to comply with the financial reporting requirements under the indentures, selected financial and activity information to include the following: revenues, certain expense data (including interest expense), current assets (including cash and cash equivalents) and current liabilities, outstanding indebtedness, capital expenditures, status of compliance with credit facility covenants (including amounts available for borrowing), management's discussion and analysis of the foregoing information and disclosure of rig hours and trucking hours.

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The consent solicitation expires at 5:00 p.m., New York City time, on January 18, 2005, unless extended.

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We are conditioning the completion of this consent solicitation with respect to each series of notes on, among other things, the receipt and acceptance of valid consents by at least a majority of the aggregate principal amount outstanding of that series of notes and the other series of notes.

The solicitation agent for the consent solicitation is:
 LEHMAN BROTHERS
The information agent and tabulation agent for the consent solicitation is:
 D.F. King & Co., Inc.

The date of this consent solicitation statement is January 7, 2005.

TABLE OF CONTENTS

ABOUT THIS CONSENT SOLICITATION STATEMENT	ii
THE CONSENT SOLICITATION	ii
AVAILABLE INFORMATION	iv
INCORPORATION BY REFERENCE	iv
FORWARD-LOOKING STATEMENTS	v
SUMMARY	1
Key Energy Services, Inc.	1
Recent Developments	2
Receipt of Subpoena Requesting Documents.	2
Extension from New York Stock Exchange to file Form 10-K.	2
Background	2
Failure to File Annual Report and Restatement.	2
Breach of Our Obligations Under the Indentures.	3
Default Under Other Long-Term Indebtedness.	4
Waivers of Defaults by Other Creditors.	4
Purpose and Effects of the Proposed Amendments	5
Proposed Waiver	6
The Consent Solicitation	7
CERTAIN RISK FACTORS	11
THE PROPOSED AMENDMENTS—6 3/8% SENIOR NOTES	13
THE PROPOSED AMENDMENTS—8 3/8% SENIOR NOTES	15
THE CONSENT SOLICITATION	16
General	16
Requisite Consents for Each Series of Notes	17
Consents	17
Record Date	17
Consent Payments	17
Financial Reporting Requirements	18
How to Consent	18
Revocation of Consents	19
Expiration Date; Extension; Amendments	20
Conditions of the Solicitation and Consent Payment	20
Consequences to Non-Consenting Holders	21
The Agents	21
Fees and Expenses	21
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	21
The Proposed Amendments and Consent Payments	22
Backup Withholding	23
Tax Consequences to Non-U.S. Holders	23
U.S. Tax Credit for Withholding	23

i

ABOUT THIS CONSENT SOLICITATION STATEMENT

        In this consent solicitation statement, "you," "holder" and "registered holder" refer to:

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each registered holder of our 6 3/8% senior notes due 2013 as of the close of business on the record date;

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each registered holder of our 8 3/8% senior notes due 2008 as of the close of business on the record date; or

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any other person who has been authorized to grant a consent for the applicable notes on behalf of any registered holder.

        For purposes of this consent solicitation statement, the term registered holder shall be deemed to include The Depository Trust Company, referred to herein as DTC, and DTC participants listed as of the record date on the DTC securities position listing. DTC has authorized DTC participants to consent and to receive consent payments, as defined below, as if they were registered holders.

        Capitalized terms used in this consent solicitation statement that are not otherwise defined have the meanings set forth in the indentures governing the notes.

THE CONSENT SOLICITATION

        We are soliciting your consent, referred to herein as the consent solicitation, upon the terms and subject to the conditions set forth in this consent solicitation statement and in the accompanying letter of consent, to certain amendments, referred to herein as the proposed amendments, to the indentures governing the notes. The amendments to each indenture require the valid consents of the holders of at least a majority of the aggregate principal amount outstanding of the notes issued under such indenture.

        Regardless of whether the proposed amendments become effective, the notes will continue to be outstanding in accordance with all other terms of the notes and the indentures. The changes sought to be effected by the proposed amendments will not alter our obligation to pay the principal or interest on the notes when due or alter the stated interest rates or maturity dates of the notes.

        Please read and carefully consider the information contained in this consent solicitation statement and give your consent to the proposed amendments by properly completing and executing the letter of consent and delivering the letter of consent to D.F. King & Co., Inc., the information agent and tabulation agent for the consent solicitation, at the address on the back cover of this consent solicitation statement, before 5:00 p.m., New York City time, on January 18, 2005, the expiration date. The consent solicitation with respect to each series of notes is subject to the following conditions in a manner satisfactory to us in our sole and absolute discretion:

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the tabulation agent receives, on or before the expiration date, properly completed and executed letters of consent, which have not been revoked, in respect of (i) at least a majority in aggregate principal amount of such series of notes that are outstanding and (ii) at least a majority in aggregate principal amount of the other series of notes that are outstanding. Such number of consents with respect to each series of notes are referred to in this consent solicitation statement as the requisite consents for such series of notes;

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we deliver the requisite consents for such series of notes to U.S. Bank National Association, as trustee under the indentures; and

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we, the trustee and the several guarantors party thereto execute supplemental indentures with respect to such series of notes embodying the proposed amendments. Such supplemental indentures are referred to herein as the supplemental indentures.

We refer to the time at which the foregoing conditions have been satisfied or waived by us as the effective time.

        We intend to execute a supplemental indenture with respect to each series of notes as soon as the requisite consents for each series of notes have been received.

        The consents for each series of notes will become irrevocable at the effective time for such series of notes. Promptly following the expiration date, we will pay or cause to be paid to each consenting holder $2.50 in cash, for each $1,000 principal amount of notes. In addition, we will pay or cause to be paid, within three business days of February 1, 2005 and March 1, 2005, to each consenting holder an additional $2.50 in cash for each $1,000 principal amount of consenting notes if we are unable to provide, by either of such dates, the financial information that would have been required to be provided pursuant to the financial reporting covenants under the indentures (absent the amendments to such indentures contemplated by this consent solicitation). Each payment to be made to a holder pursuant to this consent solicitation is referred to herein as a consent payment. Payment of the consent payment to a holder is subject to the following conditions:

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such holder, referred to collectively as the consenting holders, delivers to the tabulation agent before the expiration date a properly completed and executed letter of consent that has not been revoked before the effective time;

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the requisite consents with respect to such series of notes have been received before the expiration date;

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the requisite consents with respect to the other series of notes have been received before the expiration date; and

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the effective time with respect to such series of notes has occurred.

No interest will accrue or be payable on any consent payment.

        We will file with the Commission on Form 8-K for each month beginning November 1, 2004, not later than the 50thday after the end of such month, and until such time as we file the financial information that would have been required pursuant to the financial reporting requirements under the indentures, selected financial and activity information to include the following: revenues, certain expense data (including interest expense), current assets (including cash and cash equivalents) and current liabilities, outstanding indebtedness, capital expenditures, status of compliance with credit facility covenants (including amounts available for borrowing), management's discussion and analysis of the foregoing information and disclosure of rig hours and trucking hours.

        The conditions of the consent solicitation are for our sole benefit and, to the extent permitted by law and the indentures, may be waived by us in whole or in part at any time and from time to time in our sole discretion.

        Consents may be revoked at any time up to, but will become irrevocable on, the effective time for such series of notes. If you do not deliver your letter of consent before the expiration date, you will not be entitled to receive the consent payment even though the proposed amendments, if they are approved and become effective, will be binding on you.

        We will not be deemed to have accepted any letter of consent until the effective time for the related series of notes. If we, the trustee and the guarantors execute the supplemental indentures and they become effective, the proposed amendments will be binding upon all holders of notes and all subsequent holders of notes, whether or not all holders have given their consents.

        The transfer of notes after the record date will not have the effect of revoking any consent validly given by a holder with respect to those notes, and each properly completed and executed letter of consent will be counted notwithstanding any transfer of the notes to which a letter of consent relates, unless the procedure for revoking that consent has been complied with.

        If any person receiving this consent solicitation statement has sold or transferred his notes before the record date, this consent solicitation statement and the documents delivered with it should be passed on to the person through whom such sale or transfer was effected for transmission to the purchaser or transferee.

        Under no circumstances should you tender or deliver any notes.

        The consent solicitation will expire at 5:00 p.m., New York City time, on the expiration date, unless extended. The expiration date may be extended at any time in our sole discretion regardless of whether the requisite consents have been received, and the consent solicitation with respect to either series of notes may be terminated at any time in our sole discretion before the effective time with respect to such series of notes regardless of whether the requisite consents have been received.

        The consent solicitation is not being made to, nor will letters of consent be accepted from or on behalf of, holders in any jurisdiction in which the making of the consent solicitation or the acceptance of such letters of consent would not be in compliance with the laws of such jurisdiction. However, we may in our discretion take such action as we may deem necessary to make the consent solicitation in any such jurisdiction and extend the consent solicitation to holders in any such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the consent solicitation to be made by a licensed broker or dealer, the consent solicitation will be deemed to be made on our behalf by Lehman Brothers Inc., the solicitation agent for the consent solicitation, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

        The statements contained in this consent solicitation statement are made as of the date hereof, and the delivery of this consent solicitation statement and the accompanying materials will not, under any circumstances, create any implication that the information contained herein is correct at any time after the date hereof.

        No person has been authorized to give any information or to make any representation on behalf of us, our affiliates, the solicitation agent, the information agent, the tabulation agent, the paying agent or the trustee not contained or incorporated by reference herein or in the accompanying letter of consent and, if given or made, such information or representation must not be relied on as having been authorized by us, our affiliates, the solicitation agent, the information agent, the tabulation agent, the paying agent or the trustee.

AVAILABLE INFORMATION

        We are subject to the reporting and other information requirements of the Securities Exchange Act of 1934, as amended, referred to herein as the Exchange Act. We file reports and other information with the Commission. Such reports and other information we file pursuant to the Exchange Act may be inspected and copied at the public reference facility maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the public reference room. The Commission maintains an Internet web site containing reports, proxy materials, information statements and other items. The address is at http://www.sec.gov. We maintain an Internet website at http://www.keyenergy.com. Information on our website or on any other website is not incorporated into this consent solicitation statement, and does not constitute a part of this consent solicitation statement. Our reports, proxy statements and other information also can be inspected and copied at the offices of the New York Stock Exchange, or NYSE, on which our common stock is listed (symbol: KEG).

        As discussed below, we are continuing our review of our fixed assets and related issues. As a result, we expect to restate one or more prior year financial statements. Therefore, you should not rely upon our previously filed financial statements in connection with this consent solicitation.

INCORPORATION BY REFERENCE

        All documents we file with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this consent solicitation statement and before the termination of the consent solicitation shall be deemed to be incorporated by reference into this consent solicitation statement and to be a part hereof from the date of filing of such documents. Any statement herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this consent solicitation statement to the extent that a statement contained in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this consent solicitation statement.

        We specifically do not incorporate any of our previously filed Exchange Act reports in this consent solicitation statement.

        We will provide, without charge, to each person to whom a copy of this consent solicitation statement is delivered, upon written request of such person, a copy of any documents incorporated into this consent solicitation statement by reference other than exhibits thereto unless such exhibits are specifically incorporated by reference in the document that this consent solicitation statement incorporates. Requests for such copies should be directed to us at Key Energy Services, Inc., 6 Desta Drive, Suite 4400, Midland, Texas 79705, telephone number: (432) 620-0300.

FORWARD-LOOKING STATEMENTS

        The statements in this consent solicitation statement that relate to matters that are not historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, referred to herein as the Securities Act, and Section 21 E of the Exchange Act, including without limitation, statements regarding the estimated amounts of write-downs and write-offs, and our expected operating and performance outlook. When used in this consent solicitation statement and the documents incorporated by reference, words such as "anticipate," "believe," "expect," "plan," "intend," "estimate," "project," "will," "could," "may," "predict" and similar expressions are intended to identify forward-looking statements. Further events and actual results may differ materially from the results set forth in or implied in the forward-looking statements. Factors that might cause such a difference include:

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the risk of possible changes in the scope and nature of, and the time required to complete the restatement of prior year financial statements, the issuance of audit opinions on our prior year financial statements and the audit of our 2003 financial statements;

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the risk that the restatement and audit will not be completed, and Commission filings made, by March 31, 2005;

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the risk that failure to obtain consents and waivers under the notes will result in a cross-default under our bank credit facility;

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the costs of these matters, and the potential disruptive effects of these matters on our business.

        Our expectations concerning any adjustments to our financial statements as a result of our ongoing review of our financial statements are also "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21 E of the Exchange Act. The final results of our review may result in adjustments that are materially greater or different from the adjustments we currently expect. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

        Forward-looking statements contained in this consent solicitation statement speak only as of the date of this consent solicitation statement, and, unless otherwise required by law, we disclaim any duty or obligation to update any forward-looking statements; however, readers should carefully review reports or documents that are filed with the Commission after the date hereof.

v

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SUMMARY

        The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in this consent solicitation statement. As used in this consent solicitation statement, unless otherwise stated, the term "Key Energy" refers only to Key Energy Services, Inc. and not to any of its subsidiaries. The terms "we", "us," "our" and similar terms refer to Key Energy and its subsidiaries.

Key Energy Services, Inc.

        Based on the number of rigs we own and available industry data, we are the largest onshore, rig-based well servicing contractor in the world. We provide a complete range of well services to major oil companies and independent oil and natural gas production companies, including:

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  rig-based well maintenance, workover services to restore or increase production on a well, completion services required on a well before production starts, and recompletion services, including horizontal recompletions, necessary to re-enter a well to complete production in a new zone or formation;

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  well intervention services, including services provided in connection with the recovery of tools and other equipment that have been lost or become trapped in a well and the rental of equipment used in the drilling, completion and workover of a well;

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  pressure pumping services, including stimulation services, cementing services, nitrogen services, hydro-testing and production chemistry services to oil and natural gas producers;

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  a full complement of acidizing technology, fracturing technology, nitrogen technology and cementing technology services;

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  oilfield trucking services, including the hauling of equipment from one wellsite to another, the transportation and disposal of various liquid by-products produced by oil and natural gas wells and the transportation and injection of fluids used to clear restrictions in a wellbore; and

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  ancillary oilfield services.

        We conduct well servicing operations onshore internationally in Argentina and Egypt and in the following regions of the continental United States:

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  Southern Region (including South Texas, Coastal Bend of Texas and South Louisiana);

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  Permian Basin of West Texas and Eastern New Mexico;

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  Mid-Continent (including the Anadarko, Hugoton and Arkoma Basins and the ArkLaTex and North Texas regions);

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  Four Corners (including the San Juan, Piceance, Uinta and Paradox Basins);

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  Eastern (including the Appalachian and Michigan Basins);

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  Rocky Mountains (including the Denver-Julesberg, Powder River, Wind River, Green River and Williston Basins); and

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  California (the San Joaquin Basin).

        We conduct land drilling operations in a number of major domestic producing basins as well as Argentina. Based on the number of rigs we own and available industry data, we are a leading onshore domestic drilling contractor; however, on December 8, 2004 we announced the execution of a definitive agreement to sell a portion of our domestic land drilling operations. We will be paid approximately $62 million in cash and will retain approximately $10 million in working capital of the business, net of other liabilities.

Recent Developments

        Receipt of Subpoena Requesting Documents.

        On January 5, 2005, the Federal Bureau of Investigation served us with a subpoena issued by a grand jury in Midland, Texas, that asked for the production of documents relating to financial and accounting matters. We intend to cooperate fully with the FBI document request and related inquiries.

        Extension from New York Stock Exchange to file Form 10-K.

        On December 31, 2004, the NYSE informed us that it had granted us an extension to file our Form 10-K for the year ended December 31, 2003 up to March 31, 2005, subject to reassessment on an on-going basis. If we are unable to file our December 31, 2003 Form 10-K by March 31, 2005, the NYSE has indicated that it will initiate suspension procedures. We are not able to predict whether our restatement process and audit will be completed in time for us to file our Form 10-K for the year ended December 31, 2003 by March 31, 2005. In addition, we can provide no assurance that the NYSE will not accelerate the trading suspension before the end of the three month extension period based on the NYSE's continued reassessment of us.

Background

        Failure to File Annual Report and Restatement.

        On March 15, 2004, we announced that we would not file our Annual Report on Form 10-K for the year ended December 31, 2003 on time. We stated that our 2003 audit was not complete because we had not yet completed a review and analysis of certain idle equipment to determine proper classification, remaining depreciable lives, expected future use and potential impairment. The time for filing was extended under Commission rules to March 30, 2004.

        On March 29, 2004, we announced that we would not file our Annual Report on Form 10-K by the March 30, 2004 extended deadline. We stated that as a result of our asset review to that date, we expected that we would be required to write-down certain fixed assets and goodwill. These write-downs would be recorded in 2003 and one or more years before 2003, thereby requiring restatement of certain prior financial statements. Restatements of prior year periods will require issuance of audit opinions by our independent auditors on the financial statements for those years.

        In connection with the restatement process, we conducted a physical inventory of over 20,000 individual pieces of equipment of our well servicing, drilling and pressure pumping divisions to determine the equipments' existence, condition and valuation. We matched the equipment that was physically counted and evaluated with the book values of equipment recorded in our accounting systems. We then undertook to determine the appropriate write-down amounts. The lack of detail in our accounting records for equipment acquired in years before 2000, including the difficulty in locating source documents for those assets, affected the process. With respect to all prior periods, including 2003, evidence necessary to determine exact dates that particular assets might have first been impaired is limited.

        We continue to make progress on the restatement process. We are finalizing the valuation of our physical assets, determining the amounts of the write-downs for these assets, and determining the periods in which the write-downs should have been recorded. We currently estimate that the total amount of the asset write-down will be between $165 million and $195 million; however, the final amount of the asset write-down will not be known until the process of matching physical assets to accounting records and final determination of the periods in which the assets became impaired is complete. We are providing information to our independent auditors for their review, but at this time, we cannot predict when the restatement process and audit will be complete. Finally, certain of the issues being addressed, such as the time periods during which the assets became impaired, are by their nature subjective.

        In connection with the restatement, we also are conducting a comprehensive review of our accounting for stock based compensation in the form of stock options. As a result of this review, we have determined that certain stock options should be expensed and corrections should be made to certain intrinsic value calculations under APB 25 for stock options on the date of grant and the date of modification of certain stock option agreements. As a result of these findings, we expect to record a pre-tax adjustment of between $5 and $7 million (a substantial portion of which relates to periods before 1999) to adjust non-cash compensation expense during the period July 1, 1995 through December 31, 2003. The adjustment will have no effect on the carrying value of our assets.

        The restatement process is subject to uncertainties. These uncertainties include whether we will be able to develop the necessary records or estimates to support the accounting for equipment assets and allocation of the write-downs to particular fiscal years, whether the restatements and audit will be completed in a timely manner, whether the amount of write-downs or impairments will exceed our estimates, and what portions of the write-downs are to be allocated to particular fiscal years. In connection with the restatement process, additional items requiring restatement may be identified. Users of our financial statements should not rely on our previously issued financial statements.

        We are not yet able to predict when the restatement will be completed or when we will be able to file audited financial statements for the year ended December 31, 2003, unaudited quarterly financial statements for 2004, and restated financial statements for period before 2004. There is no assurance that the restatement process and audit will be completed in time for us to file our Form 10-K for the year ended December 31, 2003 and the quarterly 2004 reports by March 31, 2005.

        Breach of Our Obligations Under the Indentures.

        Our failure to file our 2003 Annual Report on Form 10-K together with a report and statement from our independent public accountants, and our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2004, with the Commission, and deliver these documents to holders of the notes and the trustee constituted breaches of our reporting obligations under the indentures and of our obligation under the indentures to comply with a corresponding provision of the Trust Indenture Act of 1939, as amended, referred to as the TIA. On June 1, 2004, we received a notice from the trustee stating that we were in breach of the financial reporting covenants contained in the indentures, and stating that unless the deficiency was remedied within the cure period set forth in the indentures, an event of default would occur under the indentures. If the deficiency had not been cured or waived within the cure period, the trustee or holders of 25% of the outstanding principal amount of either series of notes would have had the right to accelerate the maturity of that series of notes.

        On July 19, 2004 we received the consent of the majority of the holders of our 6 3/8% senior notes and 8 3/8% senior notes to extend until December 31, 2004, the date upon which we must deliver our annual report on Form 10-K for the year ended December 31, 2003 and our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, June 30 and September 30, 2004. Each holder of notes who consented to the amendments to the indentures and waived defaults with respect to the financial reporting covenants in the indentures received an initial payment of $5.00 in cash for each $1,000 principal amount of notes held, and also received additional payments of $2.50 in cash per month for each month beginning October 1, 2004 through December 1, 2004, that we were unable to provide the waived financial information. In addition, we agreed to file with the Commission on Form 8-K selected financial and activity information for the quarter ended June 30, 2004, and until the earlier of the date we provided the waived financial information or December 31, 2004, we agreed to file with the Commission on Form 8-K certain selected preliminary financial and activity information for each month after June 2004.

        We have not yet delivered to the trustee our annual report on Form 10-K for the fiscal year ended December 31, 2003 or our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, June 30 and September 30, 2004. As a result, we have breached our reporting obligations under the indentures and our obligation under the indentures to comply with the corresponding provision of the TIA. On January 7, 2005 we received notice from the trustee that we are in breach of the financial reporting covenants contained in the indentures, and stating that unless the deficiency is remedied within 60 days, an event of default would occur under the indentures. Unless the deficiency is cured or waived within the 60 day cure period, the trustee or holders of 25% of the outstanding principal amount of either series of notes will have the right to accelerate the maturity of that series of notes. In order to eliminate the ability of the trustee or holders of 25% of the outstanding principal amount of either series of notes to accelerate the maturity of that series of notes we have elected to commence the current solicitation to modify the terms of the indentures to extend the time by which we must deliver our annual report on Form 10-K for 2003 and quarterly reports for 2004 to March 31, 2005.

        Default Under Other Long-Term Indebtedness.

        Our delay in filing our annual and quarterly reports also caused non-compliance with the information delivery requirements and other related provisions in the agreements governing our other long-term debt, including our secured revolving credit facility, subordinated convertible notes and certain equipment leases. Unless waived by the applicable lenders, noteholders or lessors, this non-compliance would have precluded us from borrowing additional amounts under our revolving credit facility and could have resulted in defaults under, and acceleration of, the long-term debt, which then would have required us to repay all amounts outstanding under these arrangements, although such acceleration would not have been automatic. Each of our long-term debt agreements also contains cross-default provisions under which the acceleration of our other indebtedness in amounts ranging from $5 million to $25 million would permit the acceleration of the indebtedness that is subject to the agreement in question.

        Waivers of Defaults by Other Creditors.

        On April 7, 2004, we announced that the lenders under our $175 million revolving credit facility amended the terms of the facility to waive non-compliance with covenants requiring delivery of audited financial statements. We also announced that lessors under approximately $26.2 million (as of December 31, 2003) of equipment leases and our primary workers' compensation insurance carrier had also waived non-compliance with covenants requiring delivery of audited financial statements.

        The revolving credit facility lenders subsequently agreed to extend to March 31, 2005, the date by which we must deliver audited financial statements for 2003 and quarterly unaudited financial statements for the first three quarters of 2004. The lenders also have waived defaults that would have resulted from non-compliance with the information delivery requirements and related provisions in the credit agreement.

        In connection with the revolving credit facility waivers, we agreed to deliver to the lenders draft, internal, unaudited financial statements setting forth our financial position and results of operations as of and for the year ended December 31, 2003, and the quarters ended March 31, June 30 and September 30, 2004 subject to any write-downs, write-offs, charges and adjustments required as a result of the restatements. Until we deliver audited 2003 financial statements and unaudited quarterly financial statements (in each case reflecting the impact of the restatements), we are prohibited from making acquisitions (other than a few specified acquisitions permitted by the waiver), from paying any dividends or repurchasing stock, and from making optional payments or prepayments on the notes, subordinated debt and certain other unsecured debt. In addition, our borrowings under the facility are limited to $150 million until we have received the requisite consents from the holders of the notes to the amendments to the indentures that are being solicited pursuant to this consent solicitation. We were permitted to repay the remaining $18.7 million principal amount of our 5% subordinated convertible notes on the maturity date of such notes provided we had at least $50 million in availability under the revolving credit facility after giving effect to such repayment. We made such repayment on September 15, 2004.

        Until the later of (i) the delivery of final audited financial statements for the year ended December 31, 2003 and unaudited quarterly financial statements for the first three quarters of 2004 or (ii) the date on which our senior secured debt is rated BB- or higher by Standard and Poors, or Ba3 or higher by Moodys, the applicable interest rate margins for LIBOR and base rate loans will not be reduced below 2.25% and 0.75%, respectively, and applicable commitment fee rates will not be reduced below 0.375%. These pricing levels may, however, be increased above those levels pursuant to the existing pricing grid. In addition, we paid waiver and administrative fees of approximately $438,000 to the lenders in connection with each amendment.

        The revolving credit facility waiver provides that it will be an event of default if we determine that the write-downs, write-offs, charges or other adjustments to be recorded in connection with the restatement will exceed $200 million. Under the waiver, a default arising from the failure to deliver periodic reports under any of the indentures governing the notes (and before repayment was made, the 5% subordinated convertible notes) will not constitute a cross-default under the revolving credit facility unless the requisite notice of default has been given by the holders of notes issued under the applicable indenture and the 60-day cure period after such notice has expired.

        All of our equipment financing lessors have agreed to extend to March 31, 2005, the date by which we must deliver audited annual financial statements to such parties, thereby eliminating our noncompliance as a default or cross-default trigger until such date. In addition, we amended our agreement with our worker's compensation carrier to eliminate any requirements to provide financial statements or maintain financial covenants.

        Our delay in filing our 2003 annual report on Form 10-K constituted a "registration default" under our registration rights agreement for common stock warrants issued in January 1999. Warrants to purchase an aggregate of 1,253,350 shares remain outstanding. So long as the registration statement for the warrants cannot be used, beginning March 29, 2004, we are obligated to pay liquidated damages to the holders of these warrants in an amount equal to $0.05 per warrant (or $4,325) per week in the first 90-day period and increasing amounts each 90-day period thereafter.

Purpose and Effects of the Proposed Amendments

        The current financial reporting covenants under the indentures require that we deliver to holders of the notes within the time periods specified in the Commission's rules and regulations (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if we were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by our independent public accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if we were required to file such reports. In addition, the financial reporting covenants require that we file a copy of all such information and reports referred to above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. The financial reporting covenants also require us to comply with the provisions of the TIA, which contain substantially similar requirements. Furthermore, we must file with the trustee, within 15 days after we are required to file the same with the Commission, copies of annual reports, information, documents and other reports that we may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act, as well as a written statement of our independent public accountants stating whether, in making the examination necessary for certification of our financial statements for the fiscal year ended December 31, 2003, anything came to their attention that would lead them to believe that we have violated any provisions of Articles 8 or 10 of the indentures.

        Our non-compliance with the financial reporting covenants described above would have constituted an event of default under the indentures if our non-compliance was not cured within 60 days after we received written notice specifying our non-compliance from the indenture trustee or holders of at least 25% of the principal amount of outstanding notes. On June l, 2004, we received a notice from the indenture trustee that we were in breach of the financial reporting covenants contained in the indentures. On July 19, 2004 we received consent from the holders of the notes to amend the notes so that, among other things, until December 31, 2004, we would be in compliance with the financial reporting covenants of the indentures.

        Our failure to deliver to the trustee by December 31, 2004 our annual report on Form 10-K for the fiscal year ended December 31, 2003 and our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, June 30 and September 30, 2004, constitutes a breach of our reporting obligations under the indentures, as amended, and our obligation under the indentures to comply with the corresponding provisions of the TIA. On January 7, 2005 we received a notice from the trustee that we are in breach of the financial reporting covenants contained in the indentures, and stating that unless the deficiency is remedied within the 60 day cure period set forth in the indentures, an event of default will occur under the indentures. Unless the deficiency is cured or waived within the cure period, the trustee or holders of 25% of the outstanding principal amount of either series of notes will have the right to accelerate the maturity of that series of notes. To eliminate the ability of the trustee or holders of 25% of the outstanding principal amount of either series of notes to accelerate the maturity of that series of notes, we have elected to commence this consent solicitation to modify the terms of the indentures. The proposed amendment would, until March 31, 2005, waive compliance with the financial reporting covenants of the indentures to the extent such covenants relate to the financial reports, information, documents or statements to be provided, filed or made available for annual or quarterly periods ending before March 31, 2005.

        The proposed amendments would:

  •
  waive any default or event of default under the indentures in existence as of the effective time occasioned by our failure to comply with the financial reporting convenants;

  •
  until March 31, 2005, waive compliance with the financial reporting covenants of the indentures to the extent such covenants relate to the financial reports, information, documents or statements to be provided, filed or made available for annual or quarterly periods ending before March 31, 2005;

  •
  amend the events of default in the indentures to provide that our failure to comply with the financial reporting covenants contained in the indentures for annual and quarterly periods ending before March 31, 2005, will not constitute an event of default under the indentures until March 31, 2005, or thereafter unless such failure shall have continued for 60 days after notice to us by the indenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes.

        The proposed amendments for the 6 3/8% senior notes due 2013 and the 8 3/8% senior notes due 2008 are substantially identical in all respects.

        See "The Proposed Amendments-6 3/8% Senior Note Indenture" and "The Proposed Amendments-8 3/8% Senior Note Indenture."

Proposed Waiver

        The letter of consent includes a waiver of all defaults under the indentures occurring on or before the effectiveness of the proposed amendments relating to any failure to comply with the financial reporting covenants of the indentures. Each of the indentures provides that, with certain exceptions not relevant to the present situation, existing defaults may be waived by holders of not less than a majority in aggregate principal amount of the outstanding notes issued under the indenture. If the requisite consents are obtained, all such defaults under the indentures will cease to exist, and any default or event of default under the indentures as a result of any such defaults, occurring on or before the effectiveness of the proposed amendments will be deemed to have been cured for all purposes of the indentures.

The Consent Solicitation

Securities for Which we are Soliciting Consents	6 3/8% senior notes due 2013 and 8 3/8% senior notes due 2008.
Requisite Consent for each Series of Notes
The tabulation agent must receive and accept properly completed and executed letters of consent that are not revoked in respect of at least a majority in aggregate principal amount of such series of notes that are outstanding.
Conditions to Consent Solicitation for each Series of Notes	The consent solicitation with respect to each series of notes is subject to the following conditions:
• the tabulation agent receives the requisite consents on or before the expiration date for that series of notes;
• the tabulation agent receives the requisite consents on or before the expiration date for the other series of notes;
• we deliver the requisite consents for that series of notes to the trustee; and
•
we, the trustee and the several guarantors party the indentures execute the supplemental indenture for that series of notes, which will occur upon receipt of the requisite consents for that series of notes.

The conditions of the consent solicitation are for our sole benefit and, to the extent permitted by law and the indentures, may be waived by us in whole or in part at any time and from time to time in our sole discretion.
Consent Payment
Subject to the conditions set forth below, we will pay or cause to be paid to each consenting holder $2.50 in cash for each $1,000 principal amount of notes for which letters of consent have been received and accepted from such consenting holder before the expiration date and not revoked. In addition, we will pay or cause to be paid, within three business days of February 1, 2005 and March 1, 2005, to each consenting holder an additional $2.50 in cash for each $1,000 principal amount of consenting notes if we are unable to provide, by either of such dates, the financial information that would have been required to be provided pursuant to the financial reporting covenants under the indentures (absent the amendments to such indentures contemplated by this consent solicitation). No interest will accrue or be payable on any consent payment.

Conditions to Consent Payment	Our obligations to make any consent payments are subject to the following conditions:
	•	delivery by the holder to the tabulation agent before the expiration date of a properly completed and executed letter of consent that has not been revoked before the effective time;
	•	the requisite consents with respect to such series of notes have been received before the expiration date;
	•	the requite consents with respect to the other series of notes have been received before the expiration date; and
	•	the effective time with respect to such series of notes has occurred.

The conditions to our obligation to make consent payments are for our sole benefit and, to the extent permitted by law and the indentures, may be waived by us in whole or in part at any time and from time to time in our sole discretion.
Waiver
Each holder that executes a letter of consent also will be deemed to have waived all defaults with respect to breaches of the financial reporting covenants of the indentures, and any events of default under the indentures as a result of such defaults, occurring on or before the effectiveness of the proposed amendments.
Financial Reporting Obligations
We will file with the Commission for each month beginning November 1, 2004, not later than the 50th day after the end of such month, and until such time as we file the financial information that would have been required to be provided pursuant to the financial reporting covenants under the indentures, selected financial and activity information to include the following: revenues, certain expense data (including interest expense), current assets (including cash and cash equivalents) and current liabilities, outstanding indebtedness, capital expenditures, status of compliance with credit facility covenants (including amounts available for borrowing), management's discussion and analysis of the foregoing information and disclosure of rig hours and trucking hours.

Acceptance of Consents
We may accept all properly completed and executed letters of consent received and not revoked on or before 5:00 p.m. New York City time, on the expiration date. If the requisite consents with respect to either series of notes are not received by the expiration date, we may extend the consent solicitation with respect to that series of notes and the tabulation agent would continue to accept letters of consent. We may, however, elect at any time to terminate the consent solicitation for either series of notes before the effective time relating to such series of notes.
Procedure for Consents
Letters of consent, to be effective, must be properly completed and executed, together with any required signature guarantees, in accordance with the instructions contained herein and in the accompanying letter of consent. Only registered holders on the record date or duly authorized agents of those holders are entitled to consent to the proposed amendments.
Record Date	5:00 p.m., New York City time, on January 7, 2005.
Expiration Date	5:00 p.m., New York City time, on January 18, 2005, unless extended.
Effective Time for each Series of Notes	The time at which all of the conditions to the consent solicitation for that series of notes have been satisfied or, if applicable, waived by us and the consents become irrevocable.
Payment Date
The initial consent payment of $2.50 shall be made promptly following the expiration date. Additional consent payments, if required, will be made within three business days following February 1, 2005 and March 1, 2005.
Revocation of Consents
Consents with respect to each series of notes may be revoked at any time before the effective time for such series of notes. If you desire to revoke a consent, you must timely file with the tabulation agent a written revocation of that consent, together with any required signature guarantees, in accordance with the instructions set forth herein and in the letter of consent.

Delivery of Letters of Consent
Completed and executed letters of consent should be sent by hand delivery, overnight courier, facsimile or mail, first-class postage prepaid, to the tabulation agent at the address set forth on the back cover of this consent solicitation statement. Facsimile copies of the letter of consent, properly and duly executed, should be confirmed by physical delivery no later than 5:00 p.m., New York City time, on the second business day following the expiration date. Letters of consent should not be delivered directly to us, the trustee or the solicitation agent. In no event should you tender or deliver any notes.
Consequences to Non-Consenting Holders
If the proposed amendments become effective, each holder and all subsequent holders of notes will be bound by such amendments, whether or not such holder consented to the proposed amendments. Holders who do not timely consent to the proposed amendments will not be eligible to receive the consent payment even though the proposed amendments will be binding on them if the proposed amendments become effective.
Information
Questions regarding the consent solicitation should be directed to Lehman Brothers, the solicitation agent, at the telephone number set forth on the back cover of this consent solicitation statement. Requests for additional copies of this consent solicitation statement and the letter of consent and other related documents should be directed to D.F. King & Co., Inc., the information agent, at its telephone number set forth on the back cover of this consent solicitation statement.

CERTAIN RISK FACTORS

        Set forth below are important risks and uncertainties that holders of the notes should consider in connection with the consent solicitation.

If the requisite consents are not obtained, the trustee and the holders of our notes could obtain the right to call for accelerated payment of the notes, which would trigger an event of default under our credit agreement.

        On January 7, 2005, the trustee gave us a notice that we are not in compliance with the financial reporting requirements of the indentures, and stating that if we do not cure such deficiency within 60 days, then the trustee or the holders of at least 25% of the principal amount the notes will have the right to call for accelerated payment of the notes. If we do not cure the deficiency within the 60 day cure period, the senior lenders under our secured credit agreement and secured equipment financing would also have the right to accelerate our indebtedness thereunder. As of September 30, 2004, the aggregate principal amount of indebtedness outstanding under our senior credit facility and certain equipment financing leases that have cross default provisions was $70 million. If a majority of the holders of each series of notes do not provide us with the required consents with respect to such series of notes before the 60 day cure period and, alone or together with our senior lenders, determine to accelerate a portion of or all $495 million of our indebtedness (which does not include any financing leases other than certain equipment financing leases referred to above), we may lack the ability to meet those obligations out of currently available cash. We cannot assure you that we would be able to refinance the notes or the borrowings under our credit agreement or our secured equipment financing, whether through the capital markets or otherwise, on commercially reasonable terms or at all.

If our senior lenders, including the holders of our notes, accelerate payment on our outstanding indebtedness, we would have to carry our indebtedness as short-term obligations on our balance sheet.

        If we fail to comply with the financial reporting covenants under the indentures within the 60 day cure period, then our senior lenders, including the holders of the notes, may determine to accelerate a portion of or all $495 million of our indebtedness (which does not include any financing leases other than certain equipment financing leases referred to above). If our indebtedness is accelerated, we will be required to carry such accelerated indebtedness as short-term obligations on our balance sheet. This could cause our trade creditors to alter the terms upon which they do business with us and could materially adversely affect our financial condition and results of operations. We cannot assure you that we will be able to continue as a going concern if we are unable to obtain the required consents for each series of notes.

Our failure to file our Form 10-K for the year ended December 31, 2003 by March 31, 2005 could result in the delisting of our common stock from trading on the New York Stock Exchange.

        Due to our failure to file our annual report on Form 10-K, the NYSE had the power to initiate proceedings to suspend the listing of our common stock. On December 31, 2004, the NYSE informed us that it had granted us an extension to file our Form 10-K for the year ended December 31, 2003 up to March 31, 2005, subject to reassessment on an on-going basis. If we are unable to file our December 31, 2003 Form 10-K by March 31, 2005, the NYSE has indicated that it will initiate suspension procedures. We are not able to predict whether our restatement process and audit will be completed in time for us to file our Form 10-K for the year ended December 31, 2003 by March 31, 2005. In addition, we can provide no assurance that the NYSE will not accelerate the trading suspension before the end of the three month extension period based on the NYSE's continued reassessment of us. If the NYSE suspends trading of our common stock, the liquidity in the trading market for our common stock may be limited. There is no assurance that our common stock would be eligible for trading on any other national securities exchange.

If we fail to file our Form 10-K for the fiscal year ended December 31, 2004 on time, we will need to seek additional consents from holders of the notes and waivers from our lenders, and will be in violation of the reporting requirements of the Exchange Act.

        The process of restating our financial statements for the fiscal year ended December 31, 2003 will likely result in a delay in our ability to prepare our financial statements for the fiscal year ended December 31, 2004, and as a result, we may be unable to file our annual Form 10-K for the fiscal year ended December 31, 2004 on time. If that happens, we would once again be in breach of our reporting obligations under the indentures. Therefore, to eliminate the ability of the trustee or holders of 25% of outstanding principal amount of either series of notes to deliver notice of default, we would be required to commence another consent solicitation to modify the terms of the indentures to waive our compliance with the financial reporting covenants of the indentures. We also would need to seek a waiver of noncompliance from the lenders under our $175 million revolving credit facility, our subordinated convertible notes and certain equipment leases. In addition, we would once again be a late filer under the rules of the Commission. As a result, we would be ineligible to use registration statements under the Securities Act to access the public capital markets, we would be ineligible to use short form registration statements under the Securities Act until the expiration of one year following the filing of our Form 10-K for the fiscal year ended December 31, 2004, and we would be in violation of the reporting requirements under the Exchange Act. Violation of the reporting requirements under the Exchange Act could result in an enforcement action from the Commission, the imposition of civil fines, or both.

Failure to complete the restatements and audit of financial statements in a timely manner could adversely affect our business and prospects.

        The restatement process is subject to uncertainties. These uncertainties include whether we will be able to develop the necessary records or estimates to support the accounting for equipment assets and allocation of the write-downs to particular fiscal years, whether the restatements and audit will be completed in a timely manner, whether the amount of write-downs or impairments will exceed our estimates and what portions of the write-downs will be allocated to particular fiscal years.

        Failure to complete the restatement and audit and deliver audited financial statements by March 31, 2005, will constitute a default under our credit facility as well as our equipment financing agreements. It will be an event of default under the senior credit facility if we determine that the amount of the write-downs will exceed $200 million. Failure to comply with these covenants, therefore, would give our senior lenders the ability to accelerate their loans. This would have the effects identified in prior risk factors. Continued failure to obtain and deliver audited financial statements also will prevent us from accessing the capital markets. In addition, uncertainty created by the ongoing absence of financial statements and the restatement process could create concern among our suppliers and vendors, which could adversely affect our business and prospects going forward.

Our internal controls may be insufficient to detect in a timely manner misstatements that could occur in our financial statements in amounts that may be material.

        The results of our restatement process to date raised significant questions whether our recordkeeping systems for equipment and our systems for reconciling property and equipment records to financial accounting records were adequate. The discovery of improprieties in our South Texas Division, including, among other things, misappropriation of company funds and diversion of company assets, also raised questions of the adequacy of our internal controls. We have taken steps to improve the capabilities and reliability of our financial and accounting systems. However, we have not completed the review of our internal controls mandated by the Sarbanes Oxley Act. We may identify significant deficiencies or material weaknesses in our internal controls that call into question our ability to prevent or detect a material misstatement in our annual or interim financial statements.

        Notwithstanding the steps we have taken to address these issues, we cannot assure you that if we identify a significant deficiency or material weakness we will be successful in remediating the material deficiencies, or that we will be able to do so without additional capital expenditures to update the data in our centralized management maintenance system. If we are not able to remediate this weakness, we may not be able to prevent or detect a material misstatement of the annual or interim financial statements.

        Our independent public accounting firm has not given us notice as to whether it believes we currently have a material weakness in our internal controls and procedures. We will not be able to obtain the opinion of our independent public accounting firm on whether we have a material weakness until it conducts its audit of our internal controls over financial reporting required by the Sarbanes Oxley Act for financial statements for the year ending December 31, 2004.

An unfavorable decision in the class action and shareholder derivative suits brought against us could have an adverse effect on our results of operations.

        We have been named as a defendant in six class action complaints for violation of federal securities laws. The complaints also name Richard J. Alario, James J. Byerlotzer, Francis D. John and Royce Mitchell as defendants. Five of the complaints are brought on behalf of a class of purchasers of our securities between April 29, 2003 and June 4, 2004. One of the complaints is brought on behalf of a class of purchasers of our securities between February 13, 2003 and June 14, 2004. The complaints allege that we made material misrepresentations and omitted material information from our public statements and Commission reports during the class period in violation of the Exchange Act.

        Three shareholder derivative actions also have been filed by certain of our shareholders. Francis D. John, David J. Breazzano, Kevin P. Collins, William D. Fertig, W. Phillip Marcum, Ralph S. Michael III, J. Robinson West, James J. Byerlotzer, Royce W. Mitchell and Richard J. Alario have been named as defendants in those actions. Those actions are filed by individual shareholders purporting to act on behalf of the Company, asserting various claims against the named officer and director defendants. Those suits allege breach of fiduciary duty, abuse of control, waste of corporate assets, and unjust enrichment by these defendants.

        One or more of these claims may be decided adversely against us, and any such adverse decision may have a material adverse effect on our financial condition or our results of operations.

An unfavorable decision in the complaint filed by our former general counsel could have an adverse effect on our operations.

        Our former general counsel filed a complaint with the Department of Labor, or the DOL, alleging that his employment was terminated in reprisal for his reporting to our Audit Committee financial improprieties he alleges were committed by our former chief executive officer. If the DOL rules against us, it may have an adverse effect on our operations.

THE PROPOSED AMENDMENTS—6 3/8% SENIOR NOTES

        Below is the text of the provisions from the indenture governing the 6 3/8% senior notes due 2013, which have been modified as contemplated by the consent solicitation. Text that is deleted from the indenture by the proposed amendments is stricken and text that is added to the indenture by the proposed amendments is underlined. The proposed amendments for the 8 3/8% senior notes due 2008 are substantially identical in all respects.

* * * * *

SECTION 501(c).    Events of Default.

* * * * *

        (c)   The Company fails to comply with any of the provisions of Section 801 or Section 1010 hereof and such failure shall have continued for 15 days after notice from the Company or any Holder of the Notes or the Company or any of its Subsidiaries fails to comply with the provisions of Section 1007 or Section 1009 hereof, and such failure shall have continued for 30 days after notice from the Company or any Holder of the Notes or the Company or any of its Restricted Subsidiaries fails to comply by March 31, 2005 with Section 704 or Section 1003 with respect to the financial reports, information, documents or statements to be provided, filed or made available for annual or quarterly periods ending prior to March 31, 2005 and such failure shall have continued for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding.

* * * * *

SECTION 704.    Reports by Company and the Guarantors.

        The Company and each of the Guarantors shall (except as provided in the next paragraph) file with the Trustee, within 15 days after the Company is required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Company or any Guarantor may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, and shall otherwise comply with Section 314(a) of the Trust Indenture Act.

        Notwithstanding any other provision in this Section 704, until March 31, 2005, the Company and the Guarantors shall not be required to provide, file or make available financial reports, information, documents or statements that the Company otherwise would have been required to provide, file or make available to the Trustee the Commission, or any other Person pursuant to this Section 704 on any date before March 31, 2005.

* * * * *

SECTION 1003.    Reports.

        Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company shall (except as provided in the next paragraph) furnish to the Holders of Notes within the time periods specified in the Commission's rules and regulations (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K italic Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's independent public accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by this Section 1003 shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company. In addition, whether or not required by the rules and regulations of the Commission, the Company shall (except as provided in the next paragraph) file a copy of all such information and reports referred to in clauses (i) and (ii) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations

(unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. The Company shall at all times comply with TIA §314(a). Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company's compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers' Certificates).

        Notwithstanding any other provision in this Section 1003, until March 31, 2005, the Company and the Guarantors shall not be required to provide, file or make available financial reports, information, documents or statements that the Company otherwise would have been required to provide, file or make available to the Trustee, the Commission, or any other Person pursuant to this Section 1003 on any date before March 31, 2005.

* * * * *

THE PROPOSED AMENDMENTS—8 3/8% SENIOR NOTES

        Below is the text of the provisions from the indenture governing the 8 3/8% senior notes due 2008, which have been modified as contemplated by the consent solicitation. Text that is deleted from the indenture by the proposed amendments is stricken and text that is added to the indenture by the proposed amendments is underlined. The proposed amendments for the 6 3/8% senior notes due 2013 are substantially identical in all respects.

* * * * *

SECTION 501(c).    Events of Default.

* * * * *

        (c)   The Company fails to comply with any of the provisions of Section 801 or Section 1010 hereof and such failure shall have continued for 15 days after notice from the Company or any Holder of the Notes or the Company or any of its Subsidiaries fails to comply with the provisions of Section 1007 or Section 1009 hereof, and such failure shall have continued for 30 days after notice from the Company or any Holder of the Notes or the Company or any of its Restricted Subsidiaries fails to comply by March 31, 2005, with Section 704 or Section 1003 with respect to the financial reports, information, documents or statements to be provided, filed or made available for annual or quarterly periods ending prior to March 31, 2005 and such failure shall have continued for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding.

* * * * *

SECTION 704.    Reports by Company and the Guarantors.

        The Company and each of the Guarantors shall (except as provided in the next paragraph) file with the Trustee, within 15 days after the Company is required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Company or any Guarantor may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, and shall otherwise comply with Section 314(a) of the Trust Indenture Act.

        Notwithstanding any other provision in this Section 704, until March 31, 2005 the Company and the Guarantors shall not be required to provide, file or make available financial reports, information, documents or statements that the Company otherwise would have been required to provide, file or make available to the Trustee the Commission or any other Person pursuant to this Section 704 on any date before March 31, 2005.

* * * * *

SECTION 1003.    Reports.

        Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company shall furnish to the Holders of Notes within the time periods specified in the SEC's rules and regulations (except as provided in the next paragraph) (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's independent public accountants and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports. If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by this Section 1003 shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company. In addition, following consummation of the Exchange Offer, whether or not required by the rules and regulations of the SEC, the Company shall (except as provided in the next paragraph) file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. The Company shall at all times comply with TIA §314(a). Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company's compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers' Certificates).

        Notwithstanding any other.provision in this Section 1003, until March 31, 2005, the Company and the Guarantors shall not be required to provide, file or make available financial reports, information, documents or statements that the Company otherwise would have been required to provide, file or make available to the Trustee the Commission, or any other Person pursuant to this Section 1003 on any date before March 31, 2005.

* * * * *

THE CONSENT SOLICITATION

General

        We are soliciting consents from holders of our outstanding 6 3/8% senior notes due 2013 and 8 3/8% senior notes due 2008. As soon as the requisite consents for such series of notes have been received, we intend to execute promptly, and in any event, on or before the expiration date, a supplemental indenture for such series of notes with the trustee under the indenture and the several guarantors party thereto.

        Regardless of whether the proposed amendments become effective, the notes will continue to be outstanding in accordance with all other terms of the notes and the respective indentures. The changes sought to be effected by the proposed amendments will not alter our obligation to pay the principal or interest on the notes when due or alter the stated interest rate or maturity date of the notes.

Requisite Consents for Each Series of Notes

        The tabulation agent must receive and accept properly completed and executed, and not revoked, letters of consent in respect of at least a majority of the aggregate principal amount of the 6 3/8% senior notes due 2013 and the 8 3/8% senior notes due 2008, respectively, that are outstanding by the expiration date.

Consents

        We may accept all properly completed and executed letters of consent received and not revoked on or before 5:00 p.m. New York City time, on the expiration date. If the requisite consents for either series of notes are not received and accepted by the expiration date, we may extend the consent solicitation for such series of notes and the tabulation agent would continue to accept letters of consent. We may, however, elect at any time to terminate the consent solicitation for either series of notes before the effective time of such series of notes.

        Letters of consent, to be effective, must be properly completed and executed, together with any required signature guarantees, in accordance with the instructions contained herein and in accordance with the letter of consent. Only registered holders on the record date or duly authorized agents of those holders are entitled to consent to the proposed amendments.

        By granting its consent, a holder of notes is and shall be deemed to be consenting to (i) all of the modifications to the original indentures, as amended, that are noted in this consent solicitation statement and (ii) the entry by Key Energy Services, Inc., the trustee and the guarantors into supplemental indentures to effect such modifications, with such additions and deletions as shall be appropriate to carry out the intent of or are consistent with the proposed amendments, or do not vary the substance of the proposed amendments. In addition, the holder of notes is and shall be deemed to be agreeing and acknowledging that by granting its consent it approves the proposed amendments and the supplemental indentures, the execution and delivery thereof, the consent fee, the adoption and implementation thereof and all related matters and waives and releases any objections, claims and causes of action in respect thereof or related thereto against any of Key Energy Services, Inc. and its respective officers, employees, attorneys, advisors, directors and affiliates.

Record Date

        We have fixed 5:00 p.m., New York City time, on January 7, 2005 as the record date for holders of notes entitled to consent to the proposed amendments.

Consent Payments

        Subject to the conditions set forth below, we will pay or cause to be paid to each consenting holder $2.50 in cash for each $1,000 principal amount of notes for which letters of consent have been received and accepted from such consenting holder before the expiration date and not revoked in accordance with the procedures for revoking consents described under "—Revocation of Consents." In addition, we will pay or cause to be paid, within three business days of February 1, 2005 and March 1, 2005, to each consenting holder an additional $2.50 in cash for each $1,000 principal amount of consenting notes if we are unable to provide, by either of such dates, the financial information that would have been required to be provided pursuant to the financial reporting covenants under the indentures (absent the amendments to such indentures contemplated by this consent solicitation). No interest will accrue or be payable on any consent payment.

        Holders of notes who do not timely consent to the proposed amendments and holders of notes whose consents to the proposed amendments are timely revoked as set forth herein will not be eligible to receive the consent payment even though the proposed amendments, if they are approved and become effective, will be binding on them.

Financial Reporting Requirements

        We will file with the Commission on Form 8-K for each month beginning November 1, 2004, not later than the 50th day after the end of such month, and until such time as we file the financial information that would have been required to be provided pursuant to the financial reporting requirements under the indentures, selected financial and activity information to include the following: revenues, certain expense data (including interest expense), current assets (including cash and cash equivalents) and current liabilities, outstanding indebtedness, capital expenditures, status of compliance with credit facility covenants (including amounts available for borrowing), management's discussion and analysis of the foregoing information and disclosure of rig hours and trucking hours.

How to Consent

        The consent solicitation is being made to all persons in whose name a note was registered as of the record date. Only holders (i.e., persons in whose name a note is registered or their duly designated proxies) on the record date may execute and deliver a letter of consent. DTC will issue an "omnibus proxy" authorizing the DTC participants as of the record date (as set forth in a securities position listing of DTC as of the record date) to execute letters of consent with respect to those notes as if those DTC participants were the holders of record of those notes as of the record date; accordingly, we will deem those DTC participants for purposes hereof to be holders of record of those notes as of the record date, and we will deem letters of consent executed by those DTC participants or their duly appointed proxies with respect to those notes (or Agent's Messages transmitted by DTC in lieu thereof) to be valid letters of consent with respect to those notes. For the purposes of this consent solicitation, the term "holder" shall be deemed to mean record holders and DTC participants who held notes through DTC as of the record date.

        If you desire to consent to the proposed amendments, you should so indicate by completing, signing, together with any required signature guarantees, and dating the accompanying letter of consent and delivering it to the tabulation agent at the address set forth on the back cover of this consent solicitation statement in accordance with the instructions contained herein and in the letter of consent. Inasmuch as we are seeking consents to all of the proposed amendments as a single proposal, a letter of consent purporting to consent to some, but not all, of the proposed amendments will not be valid. Failure to deliver a letter of consent will have the same effect as if you had voted "No" to the proposed amendments.

        A letter of consent must be executed by you in exactly the same manner as your name appears on the notes, or by the person(s) authorized to sign by you as evidenced by proxy or in any other written manner acceptable to us. If notes to which a letter of consent relates are held by two or more joint holders, all such holders must sign the letter of consent. If a signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other holder acting in a fiduciary or representative capacity, such person should so indicate when signing and submit proper evidence satisfactory to us of such person's authority so to act. If notes are registered in different names, separate letters of consent must be executed covering each form of registration. If a letter of consent is executed by a person other than the registered holder, then that person must have been authorized by proxy or in some other written manner acceptable to us to vote the applicable notes on behalf of the registered holder.

        You must complete, date, sign, together with any required signature guarantees, and deliver the letter of consent, or photocopy thereof, for your notes to the tabulation agent before the expiration date. You may deliver letters of consent to the tabulation agent by hand delivery, overnight courier, facsimile or mail, first-class postage prepaid, at the address set forth on the back cover of this consent solicitation statement. Facsimile copies of the letter of consent, properly and duly executed, should be confirmed by physical delivery no later than 5:00 pm., New York City time, on the second business day following the expiration date. Delivery of letters of consent should be made sufficiently in advance of the expiration date to ensure that the tabulation agent receives the consents before the expiration date. In no event should you tender or deliver any certificates evidencing your notes.

        We reserve the right to receive letters of consent by any other reasonable means or in any form that reasonably evidences the giving of consent.

        All questions as to the validity, form, eligibility, including time of receipt, and acceptance of the letters of consent will be determined by us in our sole discretion, which determination will be final and binding. We reserve the right to reject any and all consents not validly given or any letter of consent the acceptance of which, in our opinion or the opinion of our counsel, would be unlawful. We also reserve the right to waive, as permitted by law, any defects or irregularities or conditions of the consent solicitation. The interpretation of the terms and conditions of the consent solicitation, including the letter of consent and the instructions thereto, by us shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of letters of consent must be cured within such time as we shall determine. None of us, the tabulation agent, the trustee, the solicitation agent, the information agent, the paying agent or any other person shall be under any duty to give notification of defects or irregularities with respect to deliveries of letters of consent, nor shall any of them incur any liability for failure to give such notification.

        Receipt of the requisite consents by the tabulation agent will not obligate us to execute the supplemental indentures.

Revocation of Consents

        If you properly complete and execute a letter of consent and deliver it to the tabulation agent, and it is accepted before the expiration date, it will be counted, notwithstanding the transfer of any notes to which such letter of consent relates, unless the tabulation agent receives written notice from you of revocation or a changed letter of consent bearing a date later than the date of the prior letter of consent at any time before the effective time. Your consent shall bind you and every subsequent holder of your notes, even if notation of the consent is not made on your notes. However, you, or a subsequent holder that has received a proxy from you, may revoke your consent if the tabulation agent receives written notice of revocation before the effective time, even if such time and date is after the expiration date.

        To be effective, a notice of revocation must be in writing, must indicate the certificate number or numbers of the notes to which it relates and the aggregate principal amount represented by such notes and must:

  •
  be signed in the same manner as the original letter of consent; or

  •
  be accompanied by a proxy or other authorization in form satisfactory to us.

        Revocations of consents, together with any signature guarantees required by the letter of consent, must be sent to the tabulation agent at its address set forth on the back cover of this consent solicitation statement.

        All questions as to the validity, including the time of receipt, of revocations of consents will be determined by us and our determination will be final and binding. None of us, the tabulation agent, the trustee, the solicitation agent, the information agent, the paying agent or any other person will be under any duty to give notification of any defects or irregularities in any revocation, nor shall any of them incur any liability for failure to give any such notification.

Expiration Date; Extension; Amendments

        The expiration date is 5:00 p.m., New York City time, on January 18, 2005, unless we, in our sole discretion, extend the period during which the consent solicitation is open, in which event the expiration date will be the latest time and date to which the consent solicitation is extended. We reserve the right to extend or amend the consent solicitation at any time and from time to time, whether or not the requisite consents have been received. In the case of an extension, we will give oral or written notice to the information agent no later than 9:00 a.m., New York City time, on the next business day after the previously announced expiration date. Any such extension will be followed as promptly as practicable by notice of extension by press release or other public announcement, or by written notice to the holders. An announcement or notice may state that we are extending the consent solicitation for a specified period of time or on a daily basis until 5:00 p.m., New York City time, on the date on which the requisite consents have been received.

        If we make a material amendment to the terms of, or information concerning, this consent solicitation or the proposed amendments, we will disseminate additional solicitation materials to the extent necessary and extend such solicitation to the extent necessary in order to permit holders adequate time to consider those materials.

Conditions of the Solicitation and Consent Payment

        The consent solicitation with respect to each series of notes is subject to the following conditions in a manner satisfactory to us in our sole and absolute discretion:

  •
  the tabulation agent receives the requisite consents on or before the expiration date for that series of notes;

  •
  the tabulation agent receives the requisite consents on or before the expiration date for the other series of notes;

  •
  we deliver the requisite consents for that series of notes to the trustee; and

  •
  we, the trustee and the several guarantors party thereto execute the supplemental indenture for that series of notes, which will occur upon receipt of the requisite consents for that series of notes.

        Our obligation to make any consent payment on any series of notes is subject to the following conditions in a manner satisfactory to us in our sole and absolute discretion:

  •
  delivery by the holder to the tabulation agent before the expiration date of a properly completed and executed letter of consent that has not been revoked before the effective time;

  •
  the requisite consents with respect to such series of notes have been received before the expiration date;

  •
  the requite consents with respect to the other series of notes have been received before the expiration date; and

  •
  the effective time with respect to such series of notes has occurred.

        The conditions of the consent solicitation are for our sole benefit and, to the extent permitted by law and the indentures, may be waived by us in whole or in part at any time and from time to time in our sole discretion. To the extent permitted by law, we expressly reserve the right to waive any of the foregoing conditions.

        We may, at any time before the effective time, determine in our sole discretion not to proceed with the consent solicitation or complete the proposed amendments, in which case the indentures would not be amended and no consent payment would be paid.

Consequences to Non-Consenting Holders

        If the proposed amendments become effective, each holder and all subsequent holders of notes will be bound by such amendments, whether or not such holder consented to the proposed amendments. Holders who do not timely consent to the proposed amendments will not be eligible to receive the consent payment even though the proposed amendments will be binding on them if the proposed amendments become effective.

The Agents

        We have retained Lehman Brothers as solicitation agent in connection with the consent solicitation. The solicitation agent will solicit consents and will respond to your inquiries. The solicitation agent will receive a fee for its services in connection with the consent solicitation and reimbursement of reasonable out-of-pocket expenses. We have agreed to indemnify the solicitation agent against certain liabilities and expenses, including liabilities under the securities laws, in connection with the consent solicitation.

        We have retained D.F. King & Co., Inc. as information agent and tabulation agent in connection with the consent solicitation. D.F. King & Co., Inc. will receive and tabulate consents and will receive customary fees for such services and reimbursement of reasonable out-of-pocket expenses.

        Questions with respect to the terms of the consent solicitation and requests for assistance may be directed to the solicitation agent or the information agent, in each case, at its address and telephone number set forth on the back cover of this consent solicitation statement. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the consent solicitation. Requests for additional copies of this consent solicitation statement and the accompanying letter of consent and other related documents should be directed to the information agent. All executed letters of consent and any other documents required by the letters of consent should be directed to the tabulation agent at the address set forth in the letter of consent, and not to us, the solicitation agent, the trustee or the paying agent.

Fees and Expenses

        We will bear the costs of the consent solicitation, including the fees and expenses of the solicitation agent, the information agent, the tabulation agent, the paying agent and the trustee. We will reimburse banks, trust companies, securities dealers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding consent solicitation statements, letters of consent and other materials to beneficial owners of notes.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a general discussion of the material U.S. federal income tax considerations of the proposed amendments and the consent payments. The discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, judicial authorities, published positions of the Internal Revenue Service, or the IRS, and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to persons who hold their notes as capital assets for U.S. federal income tax purposes (within the meaning of Section 1221 of the Code). This summary does not address all of the tax consequences that may be relevant to a particular holder or to holders that may be subject to special treatment under U.S. federal income tax laws (such as financial institutions, tax-exempt organizations, real estate investment companies, regulated investment companies, insurance companies, dealers in securities and traders in securities that elect to use the mark to market method of accounting), to persons subject to the alternative minimum tax, to persons that are or hold the notes through a pass-through entity, to persons that hold the notes as part of a straddle, hedge or synthetic security transaction for U.S. federal income tax purposes or to U.S. holders that have a functional currency other than the U.S. dollar. No ruling has been or will be sought from the IRS regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. Holders of the notes must consult their own tax advisors as to the U.S. federal income tax consequences of the proposed amendments and the consent payments, as well as the effects of state, local and non-U.S. tax laws.

The Proposed Amendments and Consent Payments

        If the proposed amendments and consent payment constitute a "significant modification" of the notes within the meaning of applicable Treasury regulations, then a deemed exchange of the notes occurs for federal income tax purposes. Under applicable Treasury regulations, the following do not constitute a "significant modification": (i) a waiver of a customary accounting or financial covenant, (ii) a temporary waiver of an event of default, or (iii) a change in yield to maturity, taking into account consent payment on the notes, of either less than 25 basis points per year or, if greater, 5% of the annual yield on the notes.

        If an exchange is deemed to have occurred and such exchange does not qualify as a recapitalization, holders will recognize gain or loss, if any, on such exchange in an amount equal to the difference between the issue price of the new notes (as discussed below) and the holder's tax basis in the current note. A holder's tax basis in a note generally will be the cost, increased by any accrued market discount previously taken into income by the holder, and decreased by any bond premium offset or payments that are not payments of stated interest. In addition, the holder will have a new holding period for the new notes beginning on the date of consummation of the exchange. In the case of a deemed exchange, the issue price of the new notes will depend upon whether the current notes or the new notes are publicly traded within the meaning of applicable Treasury regulations. We believe that the current notes are not and that the new notes will not be publicly traded within the meaning of applicable Treasury regulations and, accordingly, if there is a deemed exchange the issue price of the "new notes" should be equal to their stated principal amount.

        We believe that, after taking into account the consent payments herein as well as the consent payments pursuant to the solicitation dated July 6, 2004, the proposed amendment and receipt of the consent payments pursuant to this solicitation likely does not constitute a "significant modification" of the 6 3/8% senior notes due 2013.

        Conversely, we believe that, after taking into account the consent payments as well as the solicitation dated July 6, 2004, the proposed amendment and receipt of the consent payments pursuant to this solicitation likely does constitute a "significant modification" of the 8 3/8% senior notes due 2008. However, a holder who receives less than all of such payments may not sustain such a "significant modification," and thus in such case will not sustain a deemed sale or exchange.

        Instruments such as the notes can qualify as a "security" for U.S. federal income tax purposes if they have a term of more than five years at the time of issuance. Revenue Ruling 2004-78 provides that an instrument with a term of less than five years that is issued as part of a reorganization in exchange for an instrument that qualified as a security for U.S. federal income tax purposes at the time of issuance will qualify as a security even if the interest rate is changed, so long as the other terms of the instrument remain the same.

        Assuming that the 8 3/8% senior notes due 2008 (which had original terms of seven and six years at issuance) and the 6 3/8% senior notes due 2013 (which had an original term of ten years at issuance) each constituted "securities" for U.S. federal income tax purposes when originally issued, we believe that such notes will continue to be treated as "securities" for U.S. federal income tax purposes under Revenue Ruling 2004-78. Accordingly, in such case, the notes would qualify for recapitalization treatment even if a deemed sale or exchange of the notes has occurred due to a "significant modification." In such event, a holder would not recognize gain or loss on the deemed exchange, and its holding period in a new note would include its holding period in the respective current note.

        We intend to treat the consent payment for U.S. federal income tax purposes as a fee paid to a holder in consideration of such holder's consent to the proposed amendments and not as interest. Alternatively, the consent payment might be treated as a payment of additional interest on the notes and a reorganization under Revenue Ruling 2004-78. In either event, a holder will recognize ordinary income in the amount of the consent payment received.

        Holders of notes should consult their own tax advisors regarding the consequences to them of the proposed amendments and consent payments.

Backup Withholding

        A holder of a note may be subject, under certain circumstances, to "backup withholding" with respect to the consent payments if the holder, among other things, (a) fails to properly furnish its social security number or other taxpayer identification number, or TIN, (b) furnishes an incorrect TIN, (c) fails to properly report the receipt of interest or dividends or (d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such holder is not subject to backup withholding.

Tax Consequences to Non-U.S. Holders

        For purposes of this discussion, the term "Non-U.S. Holder" means a beneficial owner of the notes that is not any of the following:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation or partnership created or organized under the laws of the United States or any state or political subdivision thereof,

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust that (a) is subject to the primary supervision of a U.S. court and which has one or more U.S. fiduciaries who have the authority to control all substantial decisions of the trust, or (b) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

        Although it is not entirely clear that U.S. federal withholding tax is applicable to the payment of the consent payments, we intend to withhold such tax from a consent payment at a rate of 30%, unless the Non-U.S. Holder of the note provides to the tabulation agent a properly executed (a) IRS Form W-8BEN (or a permissible substitute) claiming an exemption from (or reduction in) withholding under the benefit of an applicable income tax treaty or (b) IRS Form W-8ECI stating that the consent payment is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States. Such form should be submitted to the paying agent, as payor, by the tabulation agent.

U.S. Tax Credit for Withholding

        Backup or other withholding is not an additional tax. Any amounts we withhold under the backup or other withholding rules will be allowed as a refund or a credit against such holder's U.S. federal income tax liability, provided that the requisite procedures are followed and certain information is provided to the IRS.

CONSENT SOLICITATION
relating to the
$150 million of 6 3/8% Senior Notes Due 2013
CUSIP No. 492914AP1
and
$275 million of 8 3/8% Senior Notes Due 2008
CUSIP No. 492914AN6
of
Key Energy Services, Inc.

        Facsimile copies of the letter of consent, properly and duly executed, will be accepted by the tabulation agent (facsimile transmissions should be confirmed by physical delivery no later than 5:00 p.m., New York City time, on the second business day following the expiration date). You or your broker, dealer, commercial bank, trust company or other nominee should send the letter of consent and any other required documents to the information agent and tabulation agent at the address set forth below.

        Any questions or requests for assistance or additional copies of this consent solicitation statement or the letter of consent may be directed to the information agent at its telephone number and location forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the consent solicitation.

The information agent and tabulation agent for the consent solicitation is:

D.F. King & Co., Inc.
Banks and brokers call collect:
(212) 269-5550
All others call: (800) 848-2998

By Mail: 48 Wall Street, 22nd Floor New York, New York 10005	By Facsimile: (212) 809-8839 Confirmation by Telephone: (212) 493-6956	By Hand: 48 Wall Street, 22nd Floor New York, New York 10005 Attn: Gina Ruotolo
By Overnight Courier 48 Wall Street, 22nd Floor New York, New York 10005 Attn: Gina Ruotolo

Delivery of a consent to an address other than as set forth above for the tabulation agent, or transmission of a consent via facsimile other than as set forth above, will not constitute a valid delivery.

        Any questions regarding the terms of the consent solicitation may be directed to the solicitation agent at its telephone number set forth below:

The solicitation agent for the consent solicitation is:

LEHMAN BROTHERS
745 Seventh Avenue-3rd Floor
New York, New York 10019
Call Collect: (212) 528-7581
Call Toll-Free: (800) 438-3242
Attention: Liability Management Group

QuickLinks

  Exhibit 99.2
TABLE OF CONTENTS
ABOUT THIS CONSENT SOLICITATION STATEMENT
THE CONSENT SOLICITATION
AVAILABLE INFORMATION
INCORPORATION BY REFERENCE
FORWARD-LOOKING STATEMENTS
SUMMARY
Key Energy Services, Inc.
Recent Developments
Background
Purpose and Effects of the Proposed Amendments
Proposed Waiver
The Consent Solicitation
CERTAIN RISK FACTORS
THE PROPOSED AMENDMENTS-6 3/8% SENIOR NOTES
THE PROPOSED AMENDMENTS-8 3/8% SENIOR NOTES
THE CONSENT SOLICITATION
General
Requisite Consents for Each Series of Notes
Consents
Record Date
Consent Payments
Financial Reporting Requirements
How to Consent
Revocation of Consents
Expiration Date; Extension; Amendments
Conditions of the Solicitation and Consent Payment
Consequences to Non-Consenting Holders
The Agents
Fees and Expenses
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The Proposed Amendments and Consent Payments
Backup Withholding
Tax Consequences to Non-U.S. Holders
U.S. Tax Credit for Withholding